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                                                                   Exhibit 6.17

                                MARKETING
                                   AND
                        NETWORK SERVICES AGREEMENT


This Agreement between Innofone.Com Inc. ("Innofone") and ePhone Telecom
Inc. ("ePhone") is designed to provide a basis for Innofone to assist ePhone in the development of its VoIP network and to provide Innofone with a competitive network to carry the traffic generated by its marketing programs.


The two above companies agree as follows:

1. Innofone agrees to provide ePhone with a first right of refusal to carry Innofone's traffic on the ePhone network. Innofone's traffic is defined as all traffic generated by the marketing programs of Innofone, whether branded under the Innofone name or other names. This first right of refusal is valid until Dec. 31, 2010, subject to the right of Innofone to buy out ePhone's first right of refusal in case of a change of control of Innofone. The buyout price will be equal to the gross billings made by ePhone to Innofone for the 12 months immediately preceding the buy-out.

2. ePhone agrees that its right to carry Innofone's traffic will be subject to services and quality standards, and acceptable price, as established by Innofone.

3. Both companies agree to immediately assess the business feasibility of the following new services which, if implemented, will be carried on the ePhone networks:

      - PC to phone voice services
      - calling cards to be included in Innofone's fulfillment kits. These are assumed to be post-paid calling cards
      - pre-paid calling cards
      - other new products and services as may be identified by either company

4. Both companies will review the long distance rates currently available to each company to identify opportunities for lower costs and improved access.

5. Innofone will immediately provide two Netspeak gateways to ePhone for evaluation and testing. The cost of shipping this gateway to Herndon, VA will be borne by Innofone. ePhone will assess the feasibility of deploying the Netspeak gateway in its network.

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6. ePhone agrees to provide ongoing technical support and product development services to assist Innofone in the development of new services and products. The development programs and terms of these services will be as agreed between the two companies.

7. To facilitate the ramp up of Innofone's marketing programs ePhone will provide a set-up fee of $500,000. This fee is to be paid as followed:

- $250,000 paid on Jan. 12, 2001

- $250,000 paid on Jan. 19, 2001.
ePhone will have the right to review and approve the use of proceeds from the set-up fee.

8. As approved by ePhone, Innofone will provide its Netspeak gateways and any other appropriate equipment to facilitate ePhone's network operations. Ownership of this equipment will remain with Innofone (except as noted in #10 below).

9. Innofone agrees to repay the set-up fee to ePhone within 90 days from Jan. 19, 2001 (subject to adjustment as noted in #10 below). If this fee is not repaid ePhone will have the right to convert the fee into shares of Innofone at a price of $0.25 per share with a warrant at $0.75. If Innofone completes a financing at a lower price or on more favorable terms within 6 months of the date of issuing the shares then ePhone will be adjusted so that it receives similar terms. Innofone also agrees that shares issued to ePhone will be without restrictions or if they are restricted all appropriate steps will be taken to remove the restrictions.


10. At ePhone's option equipment and/or services supplied by Innofone can be used to offset the set-up. All equipment and services will be valued at current market prices. Offsets will reduce the amount used to calculate a conversion of the set-up fee into Innofone shares.


11. Both companies agree to work together and assist each other in the raising of capital and generally developing the business of each company.

(signatures on page 3)

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          AGREED at   Toronto, ON    on the 8th day of January, 2001.
                   -----------------


          Innofone. Com. Inc.                    ePhone Telecom Inc.



           Larry Hunt                             Robert Clarke
          -------------------                    --------------------
          (name)                                 (name)




           /s/ Larry Hunt                        /s/ Robert Clarke
          -------------------                    --------------------
          (signature)                            (signature)


           President & CEO                        Chairman & CEO
          -------------------                    --------------------
          (position)                             (position)




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